As filed with the Securities Exchange Commission on April 6, 2017

Registration Statement No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

EAGLE BULK SHIPPING INC.

(Exact name of registrant as specified in its charter)

Republic of the Marshall Islands (State or other jurisdiction of incorporation or organization)	4412 (Primary Standard Industrial Classification Code Number)	98-0453513 (I.R.S. Employer Identification Number)

300 First Stamford Place, 5th Floor
Stamford, CT 06902

(203) 276-8100

(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

Frank De Costanzo Chief Financial Officer Eagle Bulk Shipping Inc. 300 First Stamford Place, 5th Floor Stamford, CT 06902 (203) 276-8100
(Name, address, including zip code, and telephone number, including area code, of agent for service) _________________________________________

Copies to:

Daniel Fisher

Shar Ahmed

Akin Gump Strauss Hauer & Feld LLP

One Bryant Park
Bank of America Tower

New York, NY 10036
(212) 872-1000

_________________________________________

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)(2)	Proposed Maximum Aggregate Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Primary Offering
Common stock, par value $0.01 per share
Preferred stock, par value $0.01 per share
Warrants(3)
Purchase contracts(4)
Rights(5)
Units(6)
Primary Offering Total			$750,000,000(1)(7)	$86,925.00
Secondary Offering
Common stock, par value $0.01 per share	34,277,369	$5.34(8)	$183,041,151(8)	$21,214.47
Warrants(9)	537	N/A	N/A	N/A
Common Stock, par value $0.01 per share, underlying Warrants(10)	537	$5.34(8)	$2,868(8)	$0.34
Common Stock, par value $0.01 per share, underlying Warrants(11)	537	$556.40(12)	$298,787(12)	$34.63
Secondary Offering Total			$183,342,806	$21,249.44
TOTAL			$933,342,806	$108,174.44(13)

(1)

With respect to the primary offering, such amount in U.S. dollars or the equivalent thereof in foreign currencies as shall result in an aggregate initial public offering price for all securities of $750,000,000. This registration statement includes such presently indeterminate number of securities registered hereunder as may be issuable from time to time upon conversion of, or in exchange for, or upon exercise of, convertible or exchangeable securities as may be offered pursuant to the prospectus filed with this registration statement. No separate consideration will be received for any securities registered hereunder that are issued upon conversion of, or in exchange for, or upon exercise of, as the case may be, convertible or exchangeable securities.

(2)

Pursuant to Rule 416 under the Securities Act of 1933, as amended, or the Securities Act, this registration statement also relates to an indeterminate number of additional shares of common stock that may become issuable with respect to the shares being registered in the secondary offering hereunder to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(3)	There is being registered hereunder an indeterminate number of warrants as may from time to time be sold at indeterminate prices not to exceed an aggregate offering price of $750,000,000.
(4)	There is being registered hereunder an indeterminate number of purchase contracts as may from time to time be sold at indeterminate prices not to exceed an aggregate offering price of $750,000,000.
(5)	There is being registered hereunder an indeterminate number of rights as may from time to time be sold at indeterminate prices not to exceed an aggregate offering price of $750,000,000.

(6)

There is being registered hereunder an indeterminate number of units as may from time to time be sold at indeterminate prices not to exceed an aggregate offering price of $750,000,000. Units may consist of any combination of the securities registered hereunder.

(7)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act. Pursuant to General Instruction II(D) of Form S-3, the table does not specify by each class information as to the proposed maximum aggregate offering price. Any securities registered hereunder may be sold separately or as units with other securities registered hereunder. In no event will the aggregate offering price of all securities sold by Eagle Bulk Shipping Inc. pursuant to this registration statement exceed $750,000,000.

(8)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act, based on the average high and low prices of the common stock of Eagle Bulk Shipping Inc. on the Nasdaq Global Select Market on April 5, 2017.

(9)	Represents warrants being registered for resale by the selling shareholders.
(10)	Represents shares of common stock that may be sold by the selling shareholders upon the exercise of warrants held by such selling shareholders.
(11)

Represents shares of common stock underlying the warrants described in footnote (9) above to the extent the warrants are transferred prior to exercise. The filing fee is included in the filing fee for the shares of common stock underlying the warrants described in footnote (10) above.

(12)	Based on the fixed exercise price of the security.
(13)

Pursuant to Rule 457(p) under the Securities Act, this filing fee is being offset by filing fees paid by Eagle Bulk Shipping Inc. in the amount of (i) $19,650.00 in connection with the filing of a prior registration statement on Form S-3 (Reg. No. 333-157636), which registration statement was initially filed on March 2, 2009, (ii) $1,024.75 in connection with the filing of a prior registration statement on Form S-3 (Reg. No. 333-182335), which registration statement was initially filed on June 26, 2012, (iii) $11,460 in connection with the filing of a prior registration statement on Form S-3 (Reg. No. 333-183583), which registration statement was initially filed on August 27, 2012 and (iv) $47,901.92 in connection with the filing of a prior registration statement on Form S-3 (Reg. No. 333-203812), which registration statement was initially filed on May 1, 2015. No securities were sold under each of the aforementioned registration statements.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities and the selling shareholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED APRIL 6, 2017

PROSPECTUS

$750,000,000

Common Stock, Preferred Stock,
Warrants, Purchase Contracts, Rights and Units
offered by Eagle Bulk Shipping Inc.

and

34,277,369 shares of Common Stock

537 Warrants,
up to 537 shares of Common Stock issuable upon exercise of the Warrants offered by Selling Shareholders

and up to 537 shares of Common Stock issuable upon exercise of the Warrants offered by Eagle Bulk Shipping Inc.

EAGLE BULK SHIPPING INC.

Through this prospectus, we may periodically offer:

(1)     common stock;

(2)     preferred stock;

(3)     warrants;

(4)     purchase contracts;

(5)     rights; and

(6)     units.

We may offer and sell, from time to time in one or more offerings, the securities issued under this prospectus that have an aggregate offering price up to $750,000,000. The prices and other terms of the securities that we will offer will be determined at the time of their offering and will be described in a supplement to this prospectus.

In addition, this prospectus covers the resale by certain selling shareholders identified in this prospectus of up to an aggregate of 34,277,369 shares of our common stock, as well as up to 537 outstanding warrants and 537 shares of our common stock issuable upon the exercise of the outstanding warrants. The selling shareholders may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or warrants on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale or at negotiated prices. We will not receive any proceeds from the sale of the common stock or warrants by the selling shareholders. See “Plan of Distribution” for additional information. In addition, we may offer and sell up to 537 shares of our common stock from time to time upon the exercise of warrants acquired by persons under this prospectus from the selling shareholders identified in this prospectus. We will receive the proceeds from the sale of such common stock.

Our common stock is currently listed on the Nasdaq Global Select Market under the symbol “EGLE.” On April 5, 2017, the closing sales price for our common stock as reported by the Nasdaq Global Select Market was $5.20 per share.

An investment in these securities involves a high degree of risk. See the section entitled “Risk Factors” on page 6 of this prospectus, and other risk factors contained in the applicable prospectus supplement and in the documents incorporated by reference herein and therein.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is         , 2017.

i

Unless otherwise indicated, all dollar references in this prospectus are to U.S. dollars and financial information presented in this prospectus that is derived from financial statements incorporated by reference is prepared in accordance with accounting principles generally accepted in the United States.

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the Commission, using a shelf registration process. Under the shelf registration process, we may sell any combination of the common stock, preferred stock, warrants, purchase contracts, rights and units described in this prospectus in one or more offerings up to a total dollar amount of $750,000,000. The prospectus also relates to 34,277,369 shares of our common stock, as well as 537 outstanding warrants and 537 shares of our common stock issuable upon the exercise of such warrants, which the selling shareholders named in this prospectus may sell from time to time. We will not receive any of the proceeds from sales by the selling shareholders. We have agreed to pay the expenses incurred in registering these shares and warrants, including legal and accounting fees.

This prospectus provides you with a general description of the securities we may offer. Each time we offer securities, we will provide you with a prospectus supplement that will describe the specific amounts, prices and terms of the offered securities. The prospectus supplement may also add, update or change the information contained in this prospectus. You should read this prospectus together with the additional information described under the heading “Where You Can Find More Information.” You should rely only on the information contained or incorporated by reference in this prospectus and in any prospectus supplement or in any free writing prospectus that we may provide you. We have not, and the selling shareholders have not, authorized anyone to provide you with information different from that contained in this prospectus and neither we nor any selling shareholder take any responsibility for any other information that others may give you. You should not assume that the information contained in this prospectus, any prospectus supplement, any document incorporated by reference or any free writing prospectus is accurate as of any date other than the date mentioned on the cover page of these documents.

This prospectus and any accompanying prospectus supplement or free writing prospectus do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor do this prospectus and any accompanying prospectus supplement or free writing prospectus constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

ii

PROSPECTUS SUMMARY

This section summarizes some of the information that is contained later in this prospectus or in other documents incorporated by reference into this prospectus. You should carefully read all of the information contained or incorporated by reference in this prospectus and any accompanying prospectus supplement, including the “Risk Factors” and our financial statements and related notes contained herein and therein, before making an investment decision. In this prospectus, all references to “we,” “our,” “us” and the “Company” shall refer to Eagle Bulk Shipping Inc. and, unless the context requires otherwise, its consolidated subsidiaries.

Our Company

We are Eagle Bulk Shipping Inc., a Marshall Islands corporation incorporated on March 23, 2005 and headquartered in Stamford, Connecticut. We own one of the largest fleets of Supramax/Ultramax dry bulk vessels in the world. Supramax dry bulk are vessels which are constructed with on-board cranes, ranging in size from approximately 50,000 to 59,000 “dwt” and Ultramax dry bulk vessels range in size from 60,000 to 65,000 dwt. They are considered a sub-category of the Handymax segment; typically defined as 40,000 to 65,000 dwt. We transport a broad range of major and minor bulk cargoes, including but not limited to coal, grain, ore, petcoke, cement and fertilizer, along worldwide shipping routes. As of December 31, 2016, we owned and operated a modern fleet of 41 Handymax dry bulk vessels. We chartered-in a 37,000 dwt newbuilding Japanese vessel that was delivered in October 2014 for seven years with an option for one additional year.

We are focused on maintaining a high quality fleet that is concentrated primarily in Supramax/Ultramax dry bulk carriers. These vessels have the cargo loading and unloading flexibility of on-board cranes while offering cargo carrying capacities approaching that of Panamax dry bulk vessels, which range in size from 72,000 to 83,000 dwt and rely on port facilities to load and offload their cargoes. We believe that the cargo handling flexibility and cargo carrying capacity of the Supramax/Ultramax class vessels make them attractive to cargo interests and vessel charterers. The 41 vessels in our operating fleet, with an aggregate carrying capacity of 2,260,943 dwt, have an average age of 8.7 years as of December 31, 2016.

We carry out the commercial and strategic management of our fleet through our indirectly wholly-owned subsidiary, Eagle Shipping International (USA) LLC, a Marshall Islands limited liability company, which maintains its principal executive offices in Stamford, Connecticut. We own each of our vessels through a separate wholly-owned Marshall Islands limited liability company.

On February 28, 2017, Eagle Bulk Ultraco LLC, a wholly owned subsidiary of the Company, entered into a framework agreement with Greenship Bulk Manager Pte. Ltd., as Trustee-Manager of Greenship Bulk Trust, a Norwegian OTC-listed entity, for the purchase of nine modern sister vessels built between 2012 and 2015, or collectively, the Newly Acquired Vessels. The Newly Acquired Vessels are expected to be delivered charter free between April and September 2017.

We maintain our principal executive offices at 300 First Stamford Place, 5th Floor, Stamford, Connecticut 06902. Our telephone number at that address is (203) 276–8100. Our website address is www.eagleships.com. Information contained on our website does not constitute part of this prospectus.

Our Fleet

Our vessels are flagged in the Marshall Islands. Our vessels are all employed on time and voyage charters. We have employed all of our vessels on time and voyage charters. The following table represents certain information about our revenue earning charters on our operating fleet as of December 31, 2016:

Vessel	Year Built	Dwt	Charter Expiration	Daily Charter Hire Rate
Avocet	2010	53,462	Jan 2017	$6,000
Bittern	2009	57,809	Feb 2017	$12,000
Canary	2009	57,809	Feb 2017	$14,000
Cardinal	2004	55,362	Feb 2017	Voyage
Condor	2001	50,296	Jan 2017	$9,500
Crane	2010	57,809	Jan 2017	$2,300(1)
Crested Eagle	2009	55,989	Feb 2017	Voyage
Crowned Eagle	2008	55,940	Jan 2017	Voyage
Egret Bulker	2010	57,809	Feb 2017	Voyage
Gannet Bulker	2010	57,809	Feb 2017	Voyage
Golden Eagle	2010	55,989	Jan 2017	$6,750
Goldeneye	2002	52,421	Feb 2017	Voyage
Grebe Bulker	2010	57,809	Jan 2017	$7,000
Hawk I	2001	50,296	Jan 2017	Voyage
Ibis Bulker	2010	57,775	Jan 2017	$15,000
Imperial Eagle	2010	55,989	Feb 2017	$3,600(2)
Jaeger	2004	52,248	Jan 2017	$5,500
Jay	2010	57,802	Jan 2017	Voyage
Kestrel I	2004	50,326	Feb 2017	$6,325
Kingfisher	2010	57,776	Jan 2017	$9,000
Martin	2010	57,809	Mar 2017	$2,050(3)
Merlin	2001	50,296	Jan 2017	Voyage
Nighthawk	2011	57,809	Feb 2017	$2,150(4)
Oriole	2011	57,809	Mar 2017	$3,000(5)
Osprey I	2002	50,206	--	Awaiting orders(6)
Owl	2011	57,809	Jan 2017	$19,600
Petrel Bulker	2011	57,809	Jan 2017	Voyage
Puffin Bulker	2011	57,809	Jan 2017	Voyage
Redwing	2007	53,411	Awaiting sale	(7)
Roadrunner Bulker	2011	57,809	Jan 2017	Voyage
Sandpiper Bulker	2011	57,809	Feb 2017	$2,400(8)
Shrike	2003	53,343	Mar 2017	Voyage
Skua	2003	53,350	Feb 2017	Voyage
Sparrow	2000	48,225	Feb 2017	$13,500(11)
Stamford Eagle	2016	61,530	Feb 2017	Voyage
Stellar Eagle	2009	55,989	Jan 2017	$10,000
Tern	2003	50,200	Jan 2017	Voyage
Thrasher	2010	53,360	Jan 2017	$6,000
Thrush	2011	53,297	Apr 2017	$1,000(9)
Woodstar	2008	53,390	Jan 2017	Voyage
Wren	2008	53,349	Jan 2017	$2,750(10)

(1)	The vessel is contracted to continue the existing time charter at an increased charter rate of $6,800 after January 3, 2017.

(2)	The vessel is contracted to continue the existing time charter at an increased charter rate of $7,000 after January 9, 2017 and $10,000 after February 3, 2017.

(3)	The vessel is contracted to continue the existing time charter at an increased charter rate of $6,750 after March 5, 2017.

(4)	The vessel is contracted to continue the existing time charter at an increased charter rate of $6,400 after February 6, 2017.

(5)	The vessel is contracted to continue the existing time charter at an increased charter rate of $7,000 after January 12, 2017.

(6)	The vessel is contracted to perform a short-term time charter after December 31, 2016.

(7)

On December 22, 2016, the Company signed the memorandum of agreement to sell the vessel Redwing for $5.8 million after brokerage commissions and associated selling expenses. The vessel was delivered to the buyer in first quarter of 2017. The Company will record a gain of $0.3 million in the first quarter of 2017. A portion of the proceeds was used towards repayment of the term loan under our First Lien Facility (as defined in our Annual Report on Form 10-K filed with the Commission on March 31, 2017 (the “2016 10-K”)). As of December 31, 2016, the Company determined that all held for sale criteria were met for the vessel and classified the carrying amount of the vessel as a current asset in its consolidated balance sheet.

(8)	The vessel is contracted to continue the existing time charter at an increased charter rate of $6,250 after January 24, 2017.

(9)	The vessel is contracted to continue the existing time charter at an increased charter rate of $7,000 after March 6, 2017.

(10)	The vessel is contracted to continue the existing time charter at an increased charter rate of $6,850 after January 14, 2017.

(11)

On March 22, 2017, the Company signed the memorandum of agreement to sell the vessel Sparrow for $4.8 million after brokerage commissions and associated selling expenses. As of December 31, 2016, the Company determined that all held for sale criteria were met for the vessel and reclassified the carrying amount of the vessel as a current asset in its consolidated balance sheet.

THE OFFERING

Issuer	Eagle Bulk Shipping Inc.

Selling shareholders

As part of the Company’s voluntary prepackaged case under chapter 11 of title 11 of the United States Bankruptcy Code, or the Bankruptcy Code, in the United States Bankruptcy Court for the Southern District of New York, or the Court, certain holders of our outstanding common stock and warrants received shares of the Company’s common stock and warrants exercisable for shares of our common stock, or the Existing Warrants, which were both issued on October 15, 2014, or the Effective Date, as part of the prepackaged plan of reorganization filed with the Court, or the Plan, in a transaction exempt from registration under the Securities Act of 1933, as amended, or the Securities Act, pursuant to the exemption for transactions by an issuer pursuant to a plan of reorganization under the Bankruptcy Code under Section 1145 thereof. In addition, our selling shareholders obtained shares of our common stock, including from their entry into (i) the second lien loan agreement, dated March 30, 2016, (ii) a private placement agreement, dated July 1, 2016, and (iii) a private placement agreement, dated December 13, 2016. Please see “Selling Shareholders.”

Securities offered

Primary Offering:

We may use this prospectus to offer up to $750,000,000 of:

●     common stock;

●     preferred stock;

●     warrants;

●     purchase contracts;

●     rights;

●     and units.

We may also offer securities of the types listed above that are convertible or exchangeable into one or more of the securities listed above.

In addition, in the event of the sale of any Existing Warrants by selling shareholders hereunder as described below, we may issue shares of common stock to the purchasers of such Existing Warrants when and if such Existing Warrants are exercised by such purchasers.

Secondary Offering

The selling shareholders may offer:

Up to an aggregate of 34,277,906 shares of our common stock, including up to 537 shares of common stock issuable upon exercise of the Existing Warrants, or the Warrant Shares.

Up to an aggregate of 537 the Existing Warrants, which are exercisable for 537 shares of common stock.

Use of proceeds

Primary Offering:

Unless we specify otherwise in any prospectus supplement, we intend to use the net proceeds from the sale of securities offered by this prospectus to make vessel acquisitions and for capital expenditures, repayment of indebtedness, working capital, and general corporate purposes.

Secondary Offering:	We will not receive any of the proceeds from the sale or other disposition of the shares of common stock, including the Warrant Shares, or the Existing Warrants offered pursuant to this prospectus.

Existing Warrants to be offered by the Selling Shareholders

Each Existing Warrant is exercisable for one share of common stock at an exercise price of $556.40 per share (subject to adjustment as set forth in the Warrant Agreement (as defined herein)). Unexercised Existing Warrants expire on October 15, 2021.

Registration Rights Agreement

On the Effective Date, and in accordance with the Plan, the Company and certain of its shareholders entered into a registration rights agreement. The registration rights agreement provided the shareholders party thereto with demand and piggyback registration rights with respect to certain securities of the Company held by them, subject to the requirement that such securities qualify as Registrable Securities, as defined therein. On May 13, 2016, the Company entered into an Amended and Restated Registration Rights Agreement, or the A&R Registration Rights Agreement, with Oaktree Capital Management, L.P. and GoldenTree Asset Management LP (and their respective affiliates), which the A&R Registration Rights Agreement provides them, among other things, demand and piggyback registration rights with respect to certain securities of the Company held by them, subject to the requirement that such securities qualify as Registrable Securities, as defined therein.

Listing	Our shares of common stock are listed on the Nasdaq Global Select Market, or NASDAQ, under the symbol “EGLE.”

Risk Factors	You should consider carefully all of the information that is contained or incorporated by reference in this prospectus and, in particular, you should evaluate the risks described under “Risk Factors.”

A prospectus supplement will describe the specific types, amounts, prices, and detailed terms of any of these securities that we or the selling shareholders, as applicable, may offer and may describe certain risks associated with an investment in the securities. Terms used in any such prospectus supplement will have the meanings described in this prospectus, unless otherwise specified.

RISK FACTORS

An investment in our securities involves risks. You should consider carefully the risk factors and other information included in, or incorporated by reference into, this prospectus and any applicable prospectus supplement in evaluating an investment in our securities. We hereby incorporate by reference into this prospectus the risk factors included in Item 1A. “Risk Factors” in our 2016 10-K and all other risk factors contained in any other documents that are incorporated by reference into this prospectus or any prospectus supplement. This prospectus also contains forward-looking statements that involve risks and uncertainties. If any of these risks occur, our business, financial condition or results of operation could be adversely affected. Please read “Forward-Looking Statements.” Our actual results could differ materially from those anticipated in the forward-looking statements as a result of certain factors.

The warrants are a risky investment, and may expire as worthless.

The Existing Warrants are exercisable only until the seventh (7th) anniversary of the date of issuance, or October 15, 2021. In the event our common stock price is not greater than the exercise price of the Existing Warrants during the period when the Warrants are exercisable, you will likely not be able to recover the value of your investment in the Existing Warrants. In addition, if our common stock price remains below the exercise price of the Existing Warrants, the Existing Warrants may not have any value and may expire without being exercised, in which case you would lose your entire investment. There can be no assurance that the market price of our common stock will exceed the exercise price during the exercise period of the Existing Warrants.

There is no established trading market for the Existing Warrants and, as a result, you may not be able to sell them at the particular time you select, at the price that you originally paid or at all.

There is no established trading market for the Existing Warrants. Moreover, we do not intend to apply to have the Existing Warrants listed on any securities exchange or included in any automated quotation system. As a result, we cannot assure you that you will be able to sell any Existing Warrants at the particular time you select, at the price that you originally paid or at all. We also cannot assure you as to the liquidity of any market that may develop for the Existing Warrants. Future trading prices and the liquidity of any market for the Existing Warrants, to the extent such a market ever develops, will depend on many factors, including:

●	our financial condition and results of operations;

●	the interest of securities dealers in making a market for the Existing Warrants; and

●	the market for similar securities.

Holders of the Existing Warrants will have no rights as shareholders until they acquire our common stock.

Until you acquire shares of our common stock upon exercise of your Existing Warrants, you will have no rights with respect to our common stock, including rights to dividend payments or payments upon the liquidation, dissolution or winding up of the Company, voting rights or the right to respond to tender offers. Upon exercise of your Existing Warrants, you will be entitled to exercise the rights of a common shareholder only as to matters for which the record date occurs after the exercise date.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act, Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and the Private Securities Litigation Reform Act of 1995, and are intended to be covered by the safe harbor provided for under these sections. These statements may include words such as “believe,” “estimate,” “project,” “intend,” “expect,” “plan,” “anticipate,” and similar expressions in connection with any discussion of the timing or nature of future operating or financial performance or other events. Forward-looking statements reflect management’s current expectations and observations with respect to future events and financial performance.

Where we express an expectation or belief as to future events or results, such expectation or belief is expressed in good faith and believed to have a reasonable basis.  However, our forward-looking statements are subject to risks, uncertainties, and other factors, which could cause actual results to differ materially from future results expressed, projected, or implied by those forward-looking statements. The principal factors that affect our financial position, results of operations and cash flows include, charter market rates, which have declined significantly from historic highs, periods of charter hire, vessel operating expenses and voyage costs, which are incurred primarily in U.S. dollars, depreciation expenses, which are a function of the cost of our vessels, significant vessel improvement costs and our vessels’ estimated useful lives, and financing costs related to our indebtedness. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of certain factors which could include the following: (i) changes in demand in the dry bulk market, including, without limitation, changes in production of, or demand for, commodities and bulk cargoes, generally or in particular regions; (ii) greater than anticipated levels of dry bulk vessel new building orders or lower than anticipated rates of dry bulk vessel scrapping; (iii) changes in rules and regulations applicable to the dry bulk industry, including, without limitation, legislation adopted by international bodies or organizations such as the International Maritime Organization and the European Union or by individual countries; (iv) actions taken by regulatory authorities including without limitation the U.S. Treasury Department’s Office of Foreign Assets Control; (v) changes in trading patterns significantly impacting overall dry bulk tonnage requirements; (vi) changes in the typical seasonal variations in dry bulk charter rates; (vii) changes in the cost of other modes of bulk commodity transportation; (viii) changes in general domestic and international political conditions; (ix) changes in the condition of the Company’s vessels or applicable maintenance or regulatory standards (which may affect, among other things, our anticipated dry docking costs); (x) significant deteriorations in charter hire rates from current levels or the inability of the Company to achieve its cost-cutting measures; and (xi) the outcome of legal proceeding in which we are involved; and other factors listed from time to time in our filings with the Commission. This discussion also includes statistical data regarding world dry bulk fleet and orderbook and fleet age. We generated some of this data internally, and some were obtained from independent industry publications and reports that we believe to be reliable sources. We have not independently verified this data nor sought the consent of any organizations to refer to their reports in this prospectus. We disclaim any intent or obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

We caution readers of this prospectus and any prospectus supplement not to place undue reliance on these forward-looking statements, which speak only as of their dates. We undertake no obligation to update or revise any forward-looking statements.

USE OF PROCEEDS

Unless we specify otherwise in any prospectus supplement, we intend to use the net proceeds from the sale of securities offered by us pursuant to this prospectus to make vessel acquisitions and for capital expenditures, repayment of indebtedness, working capital, and general corporate purposes. We will not receive any of the proceeds from the sale or other disposition of the shares of common stock, Existing Warrants and Warrant Shares offered by the selling shareholders pursuant to this prospectus, although we will receive the proceeds from the exercise of the Existing Warrants. Any amounts we receive from such exercises will be used as described above. The holders of the Existing Warrants are not obligated to exercise the Existing Warrants and we cannot assure you that such holders will choose to exercise all or any of the Existing Warrants.

CAPITALIZATION

The following unaudited table sets forth our capitalization at December 31, 2016.

December 31, 2016
(amounts in thousands of US Dollars)
Debt:
First Lien Facility, net of debt discount and debt issuance costs	$204,352
Second Lien Facility(1), inclusive of payment-in-kind interest, net of debt discount and debt issuance cost	51,591
Other liabilities	483
Fair value below contract value of time charters acquired	3,896
Total debt	260,323
Stockholders’ equity
Preferred stock, $0.01 par value, 25,000,000 shares authorized, none issued as of December 31, 2016	-
Common stock, $0.01 par value, 700,000,000 shares authorized, 48,106,827 shares issued and outstanding, respectively	481
Additional paid-in capital	783,370
Retained earnings	(383,368)
Total stockholders’ equity	404,483
Total capitalization	$664,806

(1)	Term as defined in the 2016 10-K.

DESCRIPTION OF CAPITAL STOCK

The following is a description of the material terms of our third amended and restated articles of incorporation, or the Articles of Incorporation, and second amended and restated by-laws, or the By-Laws, as currently in effect. We refer you to our Articles of Incorporation and By-Laws, copies of which have been filed as exhibits to the registration statement of which this prospectus forms a part.

Purpose

Our purpose, as stated in our Articles of Incorporation, is to engage in any lawful act or activity for which a corporation may now or hereafter be organized under the Business Corporations Act of the Marshall Islands, or the BCA. Our Articles of Incorporation and By-Laws do not impose any limitations on the ownership rights of our shareholders.

Authorized Capitalization

Under our Articles of Incorporation, as of March 28, 2017, our authorized capital stock consists of 700 million shares of common stock, par value $0.01 per share, of which 74,103,956 shares were issued and outstanding, and 25 million shares of preferred stock, par value $0.01 per share, or the preferred stock, of which no shares of preferred stock were issued and outstanding. All of our shares of stock are in registered form.

Common Stock

Each outstanding share of common stock entitles the holder to one vote on all matters submitted to a vote of shareholders. Subject to preferences that may be applicable to any outstanding shares of preferred stock, if any, holders of shares of common stock are entitled to receive ratably all dividends, if any, declared by our board of directors out of assets or funds legally available for dividends. Upon our liquidation, dissolution or winding up, after payment in full of all amounts required to be paid to creditors and to the holders of preferred stock having liquidation preferences, if any, the holders or our common stock will be entitled to receive pro rata our remaining assets and funds available for distribution. Holders of common stock do not have conversion, redemption or preemptive rights to subscribe to any of our securities. The rights, preferences and privileges of holders of common stock are subject to the rights of the holders of any shares of preferred stock, which we may issue in the future.

Preferred Stock

Our Articles of Incorporation authorize our board of directors to establish one or more series of preferred stock and to determine, with respect to any series of preferred stock, the terms and rights of that series, including:

●	the designation of the series;

●	the number of shares of the series;

●

the designations, preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions of such series; provided that the total shares of preferred stock shall in no event have an aggregate liquidation preference of more than $300 million; and

●	the voting rights, if any, of the holders of the series.

It is not possible to state the actual effect of the authorization and issuance of one or more series of preferred stock upon the rights of holders of common stock until our board of directors determines the specific terms, rights and preferences of a series of preferred stock.

The material terms of any series of preferred stock that we offer through a prospectus supplement, as well as any material United States federal income tax considerations, will be described in that prospectus supplement.

Authorized but Unissued Capital Stock

The BCA does not require shareholder approval for any issuance of authorized shares. However, the listing requirements of NASDAQ, which will apply so long as our common stock is listed on NASDAQ, require shareholder approval of certain issuances equal to or exceeding 20% of the then outstanding voting power or then outstanding number of shares of our common stock.

Directors

Our directors are elected by a majority of the votes cast by shareholders entitled to vote. There is no provision for cumulative voting.

 Our board of directors is elected annually, and each director elected holds office for a one-year term and until his successor shall have been duly elected and qualified, except in the event of his death, resignation, removal, or the earlier termination of his term of office. Our board of directors has the authority to fix the amounts which shall be payable to the members of the board of directors for attendance at any meeting or for services rendered to us and for the reimbursement of reasonable and documented expenses.

Shareholder Meetings

Under our By-Laws, annual shareholder meetings will be held at a time and place selected by our board of directors. The meetings may be held in or outside of the Marshall Islands. The Articles of Incorporation and By-Laws provide that, except as otherwise required by law, special meetings of shareholders may be called at any time only by (i) the lead director (if any), (ii) the chairman of the board of directors, (iii) the board of directors pursuant to a resolution duly adopted by a majority of the board stating the purpose or purposes thereof, or (iv) any one or more shareholders who beneficially owns, in the aggregate, 15% or more of the aggregate voting power of all then-outstanding shares of common stock and any other class or series of capital stock of the Company entitled to vote generally in the election of directors. The notice of any such special meeting is to include the purpose or purposes thereof, and the business transacted at the special meeting is limited to the purpose or purposes stated in the notice (or any supplement thereto). These provisions may impede the ability of shareholders to bring matters before a special meeting of shareholders. Our board of directors may set a record date between 15 and 60 days before the date of any meeting to determine the shareholders that will be eligible to receive notice and vote at the meeting.

Dissenters’ Rights of Appraisal and Payment

Under the BCA, our shareholders have the right to dissent from various corporate actions, including any merger or consolidation sale of all or substantially all of our assets not made in the usual course of our business, and receive payment of the fair value of their shares. In the event of any further amendment of our Articles of Incorporation, a shareholder also has the right to dissent and receive payment for his or her shares if the amendment alters certain rights in respect of those shares. The dissenting shareholder must follow the procedures set forth in the BCA to receive payment. In the event that we and any dissenting shareholder fail to agree on a price for the shares, the BCA procedures involve, among other things, the institution of proceedings in the high court of the Marshall Islands or in any appropriate court in any jurisdiction in which the Company’s shares are primarily traded on a local or national securities exchange.

Shareholders’ Derivative Actions

Under the BCA, any of our shareholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action, provided that the shareholder bringing the action is a holder of common stock both at the time the derivative action is commenced and at the time of the transaction to which the action relates.

Limitations on Liability and Indemnification of Officers and Directors

The BCA authorizes corporations to limit or eliminate the personal liability of directors and officers to corporations and their shareholders for monetary damages for breaches of directors’ fiduciary duties. Our By-Laws include a provision that eliminates the personal liability of directors for monetary damages for actions taken as a director to the fullest extent permitted by law.

Our By-Laws provide that we must indemnify our directors and officers to the fullest extent authorized by law. We are also expressly authorized to advance certain expenses (including attorneys’ fees) to our directors and offices and carry directors’ and officers’ insurance providing indemnification for our directors, officers and certain employees for some liabilities. We believe that these indemnification provisions and insurance are useful to attract and retain qualified directors and executive offices.

The limitation of liability and indemnification provisions in our Articles of Incorporation and By-Laws may discourage shareholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our shareholders. In addition, your investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

There is currently no pending material litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the claim has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Anti-takeover Effect of Certain Provisions of our Articles of Incorporation and By-Laws

Several provisions of our Articles of Incorporation and By-Laws, which are summarized below, may have anti-takeover effects. These provisions are intended to avoid costly takeover battles, lessen our vulnerability to a hostile change of control and enhance the ability of our board of directors to maximize shareholder value in connection with any unsolicited offer to acquire us. However, these anti-takeover provisions could also discourage, delay or prevent (1) the merger or acquisition of our Company by means of a tender offer, a proxy contest or otherwise that a shareholder may consider in its best interest and (2) the removal of incumbent officers and directors.

Blank Check Preferred Stock

Under the terms of our Articles of Incorporation, our board of directors has authority, without any further vote or action by our shareholders, to issue shares of blank check preferred stock; provided that the total shares of blank check preferred stock shall in no event have an aggregate liquidation preference of more than $300 million. Our board of directors may issue shares of preferred stock on terms calculated to discourage, delay or prevent a change of control of our Company or the removal of our management.

Election and Removal of Directors

Our Articles of Incorporation prohibit cumulative voting in the election of directors. Our By-Laws require parties other than the board of directors to give advance written notice of nominations for the election of directors. Our Articles of Incorporation also provide that our directors may only be removed for cause upon the affirmative vote of a majority of the outstanding shares of our capital stock entitled to vote for the election of directors. Newly created directorships resulting from an increase in the number of directors and vacancies occurring in our board of directors for any reason may only be filled by a vote of a majority of the directors then in office, even if less than a quorum exists (except that a quorum is required if the vacancy results from an increase in the number of directors).

Advance Notice Requirements for Shareholder Proposals and Director Nominations

Our By-Laws provide that shareholders seeking to nominate candidates for election as directors or to bring business before an annual meeting of shareholders must provide timely notice of their proposal in writing to the corporate secretary. To be timely, a shareholder’s notice will have to be received at our principal executive offices not less than 60 days nor more than 90 days prior to the anniversary date of the immediately preceding annual meeting of shareholders; provided, however, that in the event that the annual meeting is called for a date that is not within 30 days before or after such anniversary date, notice by the shareholder in order to be timely must be so received not later than the close of business on the 10th day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure of the date of the annual meeting was made, whichever occurs first, in order for such notice by a shareholder to be timely. Our By-Laws also specify requirements as to the form and content of a shareholder’s notice. These advance notice requirements, particularly the 60 to 90 day requirement, may impede shareholders’ ability to bring matters before an annual meeting of shareholders or make nominations for directors at an annual meeting of shareholders.

Action by Written Consent

Our By-Laws provide that any action required or permitted to be taken by the shareholders may be effected only at a duly called annual or special meeting of the shareholders. Except as otherwise mandated by law, the ability of shareholders to consent in writing to the taking of any action is specifically denied.

Certain Voting Requirements

Our Articles of Incorporation provide that a two-thirds vote is required to amend or repeal certain provisions of our Articles of Incorporation and By-Laws, including those provisions relating to: the number and election of directors; filling of board vacancies; resignations and removals of directors; director liability and indemnification of directors; the power of shareholders to call special meetings; advance notice of director nominations and shareholders proposals; and amendments to our Articles of Incorporation and By-Laws. These supermajority provisions may discourage, delay or prevent the changes to our Articles of Incorporation or By-Laws.

Transfer Agent

The registrar and transfer agent for our common stock is Computershare Trust Company, N.A.

Listing

Our shares are listed on NASDAQ under the symbol “EGLE.”

DESCRIPTION OF WARRANTS

General

We may issue warrants to purchase our equity securities or securities of third parties or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing. Warrants may be issued independently or together with any other securities and may be attached to, or separate from, such securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent. The terms of any warrants to be issued and a description of the material provisions of the applicable warrant agreement will be set forth in the applicable prospectus supplement.

The applicable prospectus supplement will describe the following terms of any warrants in respect of which this prospectus is being delivered:

●	the title of such warrants;

●	the aggregate number of such warrants;

●	the price or prices at which such warrants will be issued;

●	the currency or currencies, in which the price of such warrants will be payable;

●

the securities or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing, purchasable upon exercise of such warrants;

●	the price at which and the currency or currencies, in which the securities or other rights purchasable upon exercise of such warrants may be purchased;

●	the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

●	if applicable, the minimum or maximum amount of such warrants which may be exercised at any one time;

●	if applicable, the designation and terms of the securities with which such warrants are issued and the number of such warrants issued with each such security;

●	if applicable, the date on and after which such warrants and the related securities will be separately transferable;

●	information with respect to book-entry procedures, if any;

●	if applicable, a discussion of any material U.S. federal income tax considerations; and

●	any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

Existing Warrants to be Offered by the Selling Shareholders

On the Effective Date, and in accordance with the Plan, the Company issued the Existing Warrants, pursuant to the terms of that certain Warrant Agreement, dated as of October 15, 2014, or the Warrant Agreement, by and among the Company and Computershare Inc., a Delaware corporation, or Computershare, and its wholly owned subsidiary Computershare Trust Company N.A., a federally chartered trust company, or, together with Computershare, the Warrant Agent. Each Existing Warrant has a 7-year term (commencing on the Effective Date) and is exercisable for one share of common stock (subject to adjustment as set forth in the Warrant Agreement and dilution by the Management Incentive Program). The Existing Warrants are exercisable at an exercise price of $27.82 per share (subject to adjustment as set forth in the Warrant Agreement). On August 5, 2016, the Company completed a 1 for 20 reverse stock split, or the Reverse Stock Split, of its issued and outstanding shares of common stock. Therefore, following the Reverse Stock Split, each Existing Warrant is exercisable for one share of common stock at an exercise price of $556.40 per share. The Warrant Agreement contains customary anti-dilution adjustments in the event of any stock split, reverse stock split, stock dividend, reclassification, dividend or other distributions (including, but not limited to, cash dividends), or business combination transaction.

This description of the Existing Warrants is qualified in its entirety by reference to the Form of Specimen Warrant Certificate and Warrant Agreement, each of which is filed as an exhibit to the registration statement of which this prospectus forms a part.

No Rights as Shareholders

Holders of warrants (including the Existing Warrants), as such, will not be entitled to vote, to consent, to receive dividends or to receive notice as shareholders with respect to any meeting of shareholders, or to exercise any rights whatsoever as our shareholders.

DESCRIPTION OF PURCHASE CONTRACTS

We may issue purchase contracts for the purchase or sale of:

●

equity securities issued by us or securities of third parties, a basket of such securities, an index or indices of such securities or any combination of the above as specified in the applicable prospectus supplement; or

●	currencies.

If purchase contracts are offered, the prospectus supplement will specify the material terms of the purchase contracts. We may, however, satisfy our obligations, if any, with respect to any purchase contract by delivering the cash value of such purchase contract or the cash value of the property otherwise deliverable or, in the case of purchase contracts on underlying currencies, by delivering the underlying currencies, as set forth in the applicable prospectus supplement. The applicable prospectus supplement will also specify the methods by which the holders may purchase or sell such securities or currencies and any acceleration, cancellation or termination provisions, provisions relating to U.S. federal income tax considerations, if any, or other provisions relating to the settlement of a purchase contract.

DESCRIPTION OF RIGHTS

We may issue rights to purchase our equity securities. These rights may be issued independently or together with any other security offered by this prospectus and may or may not be transferable by the shareholder receiving the rights in the rights offering. In connection with any rights offering, we may enter into a standby underwriting agreement with one or more underwriters pursuant to which the underwriter will purchase any securities that remain unsubscribed for upon completion of the rights offering.

The applicable prospectus supplement relating to any rights will describe the terms of the offered rights, including, where applicable, the following:

●	the exercise price for the rights;

●	the number of rights issued to each shareholder;

●	the extent to which the rights are transferable;

●	any other terms of the rights, including terms, procedures and limitations relating to the exchange and exercise of the rights;

●	the date on which the right to exercise the rights will commence and the date on which the right will expire;

●	the amount of rights outstanding;

●	the extent to which the rights include an over-subscription privilege with respect to unsubscribed securities; and

●	the material terms of any standby underwriting arrangement entered into by us in connection with the rights offering.

The description in the applicable prospectus supplement of any rights we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable rights certificate or rights agreement, which will be filed with the Commission if we offer rights. For more information on how you can obtain copies of any rights certificate or rights agreement if we offer rights, see “Where You Can Find Additional Information” of this prospectus. We urge you to read the applicable rights certificate, the applicable rights agreement and any applicable prospectus supplement in their entirety.

DESCRIPTION OF UNITS

As specified in the applicable prospectus supplement, we may issue units consisting of one or more rights, purchase contracts, warrants, preferred stock, common stock or any combination of such securities. The applicable prospectus supplement will describe:

●

the terms of the units and of the rights, purchase contracts, warrants, preferred stock and common stock comprising the units, including whether and under what circumstances the securities comprising the units may be traded separately;

●	a description of the terms of any unit agreement governing the units;

●	if applicable, a discussion of any material U.S. federal income tax considerations; and

●	a description of the provisions for the payment, settlement, transfer or exchange of the units.

SELLING SHAREHOLDERS

On the Effective Date, and in accordance with the Plan, the Company and certain of its shareholders entered into a registration rights agreement. The registration rights agreement provided the shareholders party thereto with demand and piggyback registration rights with respect to certain securities of the Company held by them, subject to the requirement that such securities qualify as Registrable Securities, as defined therein. On May 13, 2016, the Company entered into the A&R Registration Rights Agreement with affiliates of Oaktree Capital Management, L.P., affiliates of GoldenTree Asset Management LP and the Lisa and Steven Tananbaum Family Foundation. The A&R Registration Rights Agreement provides the shareholders party thereto similar demand and piggyback registration rights as the aforementioned original registration rights agreement.

The table below lists the selling shareholders and other information regarding the beneficial ownership of our common stock by each of the selling shareholders, based on 74,103,956 shares of common stock outstanding as of March 28, 2017. We have prepared the table and the related notes based on information supplied to us by the selling shareholders, any Schedules 13D or 13G and other public documents filed with the Commission. We have not sought to verify such information. The table assumes the sale of all of the shares of our common stock (including any Warrant Shares) and Existing Warrants offered by the selling shareholders in this offering. Additionally, some or all of the selling shareholders may have sold or transferred some or all of the securities listed below in exempt or non-exempt transactions since the date on which the information was provided to us. Other information about the selling shareholders may change over time, as it is possible that the selling shareholders may acquire or dispose of Existing Warrants or shares of our common stock from time to time after the date of this prospectus. Changes in such information will be set forth in prospectus supplements to the extent required. We entered into the Warrant Agreement pursuant to which the Existing Warrants were issued, the A&R Registration Rights Agreement and certain related agreements with the selling shareholders in connection with the Plan.

The term “selling shareholder” includes the shareholders listed below and their respective transferees, assignees, pledges, donees and other successors.

We will bear all costs, expenses and fees in connection with the registration of shares of our common stock, Existing Warrants and Warrant Shares to be sold by the selling shareholders. The selling shareholders will bear all commissions and discounts, if any, attributable to their respective sales of shares.

Selling Shareholder(1)	Number of shares beneficially owned prior to this offering		Number of shares offered	Number of warrants offered	Shares underlying warrants being offered	Shares beneficially owned after giving effect to this offering
	Number	Percentage				Number	Percentage
Oaktree Capital Management, L.P. (2)	23,018,292	31.06%	23,017,928	364	364	0	0%
GoldenTree Asset Management LP (3)	11,259,614	15.19%	11,259,441	173	173	0	0%

(1)

Also includes any sale of the Existing Warrants and the underlying common stock by pledgees, donees, transferees or other successors in interest that receive such securities by pledge, gift, distribution or other non-sale related transfer from the named selling shareholders after the effective date of the registration statement of which this prospectus forms a part. The information concerning the selling shareholders may change from time to time, and any changes and the names of any transferees, pledgees, donees, and other successors in interest will be set forth in supplements to this prospectus to the extent required.

(2)

Information is based on a Schedule 13D/A filed by Oaktree Capital Management, L.P. (“OCM”) on January 24, 2017. The Schedule 13D/A reports that the securities to which this filing relates are owned directly by OCM Opps EB Holdings, Ltd. (“EB Holdings”). The securities may also be deemed to be beneficially owned by OCM, solely as the sole director of EB Holdings, Oaktree Holdings, Inc., (“Holdings”), solely as the general partner of OCM, Oaktree Capital Group, LLC (“OCG”), solely as the sole shareholder of Holdings, and Oaktree Capital Group Holdings GP, LLC (“OCGH”), solely as the duly elected manager of OCG. The members of OCGH are Howard S. Marks, Bruce A. Karsh, Jay S. Wintrob, John B. Frank, Sheldon M. Stone, Stephen A. Kaplan, and David M. Kirchheimer, who, by virtue of their membership interests in OCGH, may be deemed to share voting and dispositive power with respect to the shares of common stock held by EB Holdings. Each of the general partners, managing members, directors and managers described above disclaims beneficial ownership of any shares of common stock beneficially or of record owned by the Reporting Persons, except to the extent of any pecuniary interest therein. According to the Schedule 13D/A, the address of the beneficial owners is c/o Oaktree Capital Group Holdings GP, LLC, 333 South Grand Avenue, 28th Floor, Los Angeles, California 90071. Shares listed consist of (i) 23,017,928 shares of common stock, and (ii) 364 shares of common stock issuable upon exercise of the warrants issued and distributed by the Company to the reporting persons in connection with the Company’s restructuring in October 2014.

(3)

Based on information provided to us, GoldenTree Asset Management LP, or GoldenTree, GoldenTree Asset Management LLC and Mr. Tananbaum have beneficial ownership of the securities listed. The address of the beneficial owners is 300 Park Avenue, 21st Floor, New York, New York 10022, and the shares listed consist of (i) 21,889 shares of common stock held directly by GoldenTree E Distressed Debt Fund II LP, (ii) 290,845 shares of common stock held directly by GoldenTree E Distressed Debt Master Fund II LP, (iii) 856,270 shares of common stock held directly by GoldenTree Distressed Fund 2014 LP, (iv) 5,331,124 shares of common stock held directly by GoldenTree Distressed Master Fund 2014 Ltd., (v) 1,074,650 shares of common stock held directly by GoldenTree NJ Distressed Fund 2015 LP, (vi) 8,483 shares of common stock held directly by GoldenTree Entrust Master Fund SPC on behalf of and for the account of Segregated Portfolio I, (vii) 17,506 shares of common stock held directly by GoldenTree Master Fund II, LTD, (viii) 117,792 shares of common stock held directly by GoldenTree Master Fund, LTD, (ix) 34,001 shares of common stock held directly by GT NM, L.P., (x) 3 shares of common stock held directly by Gold Coast Capital Subsidiary X Limited, (xi) 3,073,904 shares of common stock held directly by GoldenTree 2004 Trust, (xii) 268,027 shares of common stock held directly by certain separate accounts managed by GoldenTree, (xiii) 173 shares of common stock issuable upon exercise of the warrants, and (xiv) 164,947 shares of common stock held directly by Mr. Steven A. Tananbaum (162,199 are owned by the Lisa and Steven Tananbaum Family Foundation and the remaining 2,748 are owned by him personally).

Each of the selling shareholders that is an affiliate of a broker-dealer has represented to us that it purchased or acquired the securities offered by this prospectus in the ordinary course of business and, at the time of purchase or acquisition of those securities, did not have any agreements, understandings or other plans, directly or indirectly, with any person to distribute those securities.

PLAN OF DISTRIBUTION

The securities covered by this prospectus may be offered and sold by us and the selling shareholders, or by transferees, assignees, donees, pledgees or other successors-in-interest of such securities received from the selling shareholders, directly or indirectly through brokers-dealers, agents or underwriters on NASDAQ or any other stock exchange, market or trading facility on which such securities are traded, or through private transactions. Our securities covered by this prospectus may be sold by any method permitted by law, including, without limitation, one or more of following transactions:

●	ordinary brokerage transactions or transactions in which the broker solicits purchasers;

●	purchases by a broker or dealer as principal and the subsequent resale by such broker or dealer for its account;

●	block trades, in which a broker or dealer attempts to sell the securities as agent but may position and resell a portion of the securities as principal to facilitate the transaction;

●	through the writing of options on the securities, whether such options are listed on an options exchange or otherwise;

●	an exchange distribution in accordance with the rules of the applicable stock exchange;

●	through privately negotiated transactions;

●	through the settlement of short sales entered into after the date of this prospectus;

●	by agreement with a broker-dealers to sell a specified number of securities at a stipulated price per share;

●	a combination of any such methods of sale;

●	through at-the-market offerings into an existing trading market in accordance with Rule 415(a)(4) under the Securities Act; and

●	any other method permitted pursuant to applicable law.

We may offer our equity securities described in this prospectus into an existing trading market on the terms described in the prospectus supplement thereto. Underwriters and dealers who may participate in any at-the-market offerings will be described in the prospectus supplement relating thereto.

The selling shareholders may also sell securities under Section 4(a)(1) of the Securities Act, including transactions in accordance with Rule 144 promulgated thereunder, if available, rather than under this prospectus.

The selling shareholders may also transfer their shares by means of gifts, donations and contributions. Subject to certain limitations under rules promulgated under the Securities Act, this prospectus may be used by the recipients of such gifts, donations and contributions to offer and sell the shares received by them, directly or through brokers-dealers or agents and in private or public transactions.

Broker-dealers engaged by us or the selling shareholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from us or the selling shareholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser), as the case may be, in amounts to be negotiated.

The selling shareholders may, from time to time, pledge or grant a security interest in some or all of the securities owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the securities, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus. The selling shareholders also may transfer the securities in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of our securities or interests therein, the selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The selling shareholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The selling shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

We and the selling shareholders may sell the securities at market prices prevailing at the time of sale, at negotiated prices, at fixed prices or without consideration by any legally available means. The aggregate net proceeds from the sale of the securities will be the purchase price of such securities less any discounts, concessions or commissions received by broker-dealers or agents. We will not receive any proceeds from the sale of any securities by the selling shareholders.

The selling shareholders and any broker-dealers or agents who participate in the distribution of our securities may be deemed to be “underwriters” within the meaning of the Securities Act. Any commission received by such broker-dealers or agent on the sales and any profit on the resale of securities purchased by broker-dealers or agents may be deemed to be underwriting commissions or discounts under the Securities Act. As a result, we have informed the selling shareholders that Regulation M, promulgated under the Exchange Act, may apply to sales by the selling shareholders in the market. The selling shareholders may agree to indemnify any broker, dealer or agent that participates in transactions involving the sale of our securities against certain liabilities, including liabilities arising under the Securities Act.

To the extent required with respect to a particular offer or sale of our securities, we will file a prospectus supplement pursuant to Section 424(b) of the Securities Act, which will accompany this prospectus, to disclose:

●	the number and type of securities to be sold;

●	the purchase price;

●

the name of each selling shareholder, if any, and the name of any broker-dealer or agent effecting the sale or transfer and the amount of any applicable discounts, commissions or similar selling expenses; and

●	any other relevant information.

The selling shareholders are acting independently of us in making decisions with respect to the timing, price, manner and size of each sale of securities held by them. We have not engaged any broker-dealer or agent in connection with the sale of securities held by the selling shareholders, and there is no assurance that the selling shareholders will sell any or all of their securities. We have agreed to make available to the selling shareholders copies of this prospectus and any applicable prospectus supplement and have informed the selling shareholders of the need to deliver copies of this prospectus and any applicable prospectus supplement to purchasers prior to any sale to them.

Under the securities laws of some states, the securities may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the securities may not be sold unless such securities have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

We will pay all expenses of the registration of the securities to be sold by the selling shareholders pursuant to the A&R Registration Rights Agreement, including, without limitation, Commission filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, a selling shareholder will pay all underwriting discounts and selling commissions, if any. We will indemnify the selling shareholders against liabilities, including some liabilities under the Securities Act in accordance with the A&R Registration Rights Agreement or the selling shareholders will be entitled to contribution. We may be indemnified by the selling shareholders against civil liabilities, including liabilities under the Securities Act that may arise from any written information furnished to us by the selling shareholders specifically for use in this prospectus, in accordance with the A&R Registration Rights Agreement or we may be entitled to contribution.

Once sold under the registration statement, of which this prospectus forms a part, the securities will be freely tradable in the hands of persons other than our affiliates.

EXPERTS

The financial statements for the period from October 16, 2014 to December 31, 2014 and for the period from January 1, 2014 to October 15, 2014 incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2016 have been so incorporated in reliance on reports (which contain explanatory paragraphs relating to the Company’s bankruptcy as described in Note 18 to the consolidated financial statements) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in accounting and auditing.

The financial statements incorporated in this Prospectus by reference from the Company's Annual Report on Form 10-K for the years ended December 31, 2016 and 2015, and the effectiveness of Eagle Bulk Shipping Inc. and subsidiaries’ internal control over financial reporting as of December 31, 2016, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

LEGAL MATTERS

Certain matters of Marshall Islands law will be passed upon for us by Clyde & Co LLP, Marshall Islands counsel. Certain matters of United States law will be passed upon for us by Akin Gump Strauss Hauer & Feld LLP, New York, New York. Certain matters of the United States tax law will be passed upon for us by Seward & Kissel LLP, United States tax counsel.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the Commission. You may read and copy any document that we file at the Public Reference Room maintained by the Commission at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling 1 (800) SEC-0330, and you may obtain copies at prescribed rates from the Public Reference Section of the Commission at its principal office in Washington, D.C. 20549. The Commission maintains a website (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The Commission allows us to “incorporate by reference” information that we file with it. This means that we can disclose important information to you by referring you to those filed documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the Commission will also be considered to be part of this prospectus and will automatically update and supersede previously filed information, including information contained in this document. In all cases, you should rely on the later information over different information included in this prospectus or any accompanying prospectus supplement. We incorporate by reference the documents listed below and any future filings made with the Commission under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act:

●	Annual Report on Form 10-K for the year ended December 31, 2016, filed with the Commission on March 31, 2017;

●	Our Current Reports on Form 8-K filed with the Commission on January 23, 2017, March 1, 2017, March 7, 2017, and March 29, 2017; and

●

All documents we file with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus (if they state that they are incorporated by reference into this prospectus) until we file a post-effective amendment indicating that the offering of the securities made by this prospectus has been terminated.

You should rely only on the information contained or incorporated by reference in this prospectus and any accompanying prospectus supplement. We have not, and any underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and any accompanying prospectus supplement as well as the information we previously filed with the Commission and incorporated by reference, is accurate as of the dates on the front cover of those documents only. Our business, financial condition and results of operations and prospects may have changed since those dates.

Notwithstanding the foregoing, no information is incorporated by reference in this prospectus or any prospectus supplement where such information under applicable Forms and regulations of the Commission is not deemed to be “filed” under Section 18 of the Exchange Act or otherwise subject to the liabilities of that section, unless we indicate in the report or filing containing such information that the information is to be considered “filed” under the Exchange Act or is to be incorporated by reference in this prospectus or any prospectus supplement. You may access our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and amendments to those documents filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act with the Commission free of charge at the Commission’s website or our website at www.eagleships.com soon as reasonably practicable after such material is electronically filed with, or furnished to, the Commission. The reference to our website does not constitute incorporation by reference of the information contained in our website. The information contained on, or that can be accessed through, our website is not part of this prospectus or the related registration statement. You may request a free copy of the above mentioned filings or any subsequent filing we incorporated by reference to this prospectus by writing or telephoning us at the following address:

Eagle Bulk Shipping Inc.

300 First Stamford Place, 5th Floor

Stamford, Connecticut 06902

(203) 276–8100

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated under the laws of the Republic of the Marshall Islands. Certain of our directors, and officers reside outside the United States. In addition, a substantial portion of our assets and the assets of such directors and officers are located outside the United States. As a result, you may have difficulty serving legal process within the United States upon any of these persons. You may also have difficulty enforcing, both in and outside the United States, judgments you may obtain in United States courts against us or these persons in any action, including actions based upon the civil liability provisions of United States federal or state securities laws. Furthermore, there is substantial doubt that the courts of the Marshall Islands would enter judgments in original actions brought in those courts predicated on United States federal or state securities laws.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

The following table sets forth the fees and expenses in connection with the registration and distribution of the securities being registered hereunder, which will be paid by the Company. The selling shareholders will not bear any of the expenses set forth below. Except for the Commission registration fee, all amounts are estimates.

Commission Registration Fee	$108,174.44	(1)
Legal Fees and Expenses		(2)
Accountants’ Fees and Expenses		(2)
Miscellaneous Costs		(2)
Total		$(2)

(1)     $80,036.67 was previously paid.

(2)     Estimated fees and expenses are not presently known. The foregoing sets forth the general categories of fees and expenses (other than underwriting discounts and commissions) that we anticipate we will incur in connection with the offering of securities under this registration statement. An estimate of the aggregate fees and expenses in connection with the issuance and distribution of the securities being offered will be included in the applicable prospectus supplement.

Item 15. Indemnification of Directors and Officers.

Section 60 of the BCA provides as follows with respect to the indemnification of directors and officers:

(1) Actions not by or in right of the corporation. A corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of no contest, or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

(2) Actions by or in right of the corporation. A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of the corporation to procure judgment in its favor by reason of the fact that he is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by him or in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

(3) When director or officer successful. To the extent that a director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (1) or (2) of this section, or in the defense of a claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith.

(4) Payment of expenses in advance. Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid in advance of the final disposition of such action, suit or proceeding as authorized by the board of directors in the specific case upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in this section.

(5) Indemnification pursuant to other rights. The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

(6) Continuation of Indemnification. The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such person.

(7) Insurance. A corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director or officer against any liability asserted against him and incurred by him in such capacity whether or not the corporation would have the power to indemnify him against such liability under the provisions of this section.

The Articles of Incorporation and By-Laws provide for indemnification of directors and officers, to the fullest extent permitted by the BCA, against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred by such director or officer in connection with their official capacity as a director or officer or in any other capacity on behalf of the Company while serving as a director or officer. Such right to indemnification shall continue as to a person who has ceased to be a director or officer of the Company and shall inure to the benefit of his or her heirs, executors and personal and legal representatives; provided, however, that, except for proceedings to enforce rights to indemnification, the Company shall not be obligated to indemnify any director or officer (or his or her heirs, executors or personal or legal representatives) in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the board of directors of the Company.

No director shall be personally liable to the Company or any of its shareholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the BCA as the same exists or may hereafter be amended.

Item 16. Exhibits and Financial Statement Schedules.

A list of exhibits included as part of this registration statement is set forth in the Exhibit Index which immediately precedes such exhibits and is incorporated herein by reference.

Item 17. Undertakings.

The undersigned registrant hereby undertakes:

(a)     Under Rule 415 of the Securities Act,

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)     To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

provided, however, that paragraphs (a)(1)(i), (ii) and (iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by such registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	Not applicable

(5)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)

Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of this registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)

Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(6)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

The undersigned registrant hereby undertakes to supplement the prospectus, after the expiration of the subscription period, to set forth the results of the subscription offer, the transactions by the underwriters during the subscription period, the amount of unsubscribed securities to be purchased by the underwriters, and the terms of any subsequent reoffering thereof. If any public offering by the underwriters is to be made on terms differing from those set forth on the cover page of the prospectus, a post-effective amendment will be filed to set forth the terms of such offering.

(d)	Not applicable.

(e)	Not applicable.

(f)	Not applicable.

(g)	Not applicable.

(h)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(i)	The undersigned registrant hereby undertakes that:

(1)

For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)

For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(j)	Not applicable.

(k)	Not applicable.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Stamford, State of Connecticut on April 6, 2017.

EAGLE BULK SHIPPING INC.

By:	/s/ Gary Vogel
Name:	Gary Vogel
Title:	Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned hereby constitutes and appoints Gary Vogel and Frank De Costanzo, and each of them, any of whom may act without joinder of the other, as his or her true and lawful attorney-in-fact and agent, with full power of substitution, for him or her and on his or her behalf and in his or her name, place and stead, in any and all capacities, to sign, execute and file this registration statement under the Securities Act of 1933, as amended, and any or all amendments (including, without limitation, post-effective amendments), with all exhibits and any and all documents required to be filed with respect thereto, with the Securities and Exchange Commission or any regulatory authority, granting unto such attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same, as fully to all intents and purposes as he himself might or could do, if personally present, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons on April 6, 2017 in the capacities indicated.

Signature	Title

/s/ Gary Vogel	Chief Executive Officer and Director
Gary Vogel	(Principal Executive Officer)

/s/ Justin A. Knowles	Director
Justin A. Knowles

/s/ Randee E. Day	Director
Randee E. Day

/s/ Gary Weston	Director
Gary Weston

/s/ Bart Velduizen	Director
Bart Velduizen

/s/ Casey Shanley	Director
Casey Shanley

/s/ Paul M. Leand Jr.	Chairman of the Board and Director
Paul M. Leand Jr.

/s/ Frank De Costanzo	Chief Financial Officer
Frank De Costanzo	(Principal Financial Officer and Principal Accounting Officer)

II-2

AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the requirements of the Securities Act, the undersigned, the duly undersigned representative in the United States of Eagle Bulk Shipping Inc., has signed this registration statement in the City of Stamford, State of Connecticut, on April 6, 2017.

EAGLE BULK (DELAWARE) LLC

By: Eagle Shipping LLC, its Sole Member

By:	/s/ Frank De Costanzo
Name:	Frank De Costanzo
Title:	Chief Financial Officer

II-3

EXHIBIT INDEX

Exhibit No.	Description of Exhibit
2.1

Order Confirming the Debtor’s Prepackaged Plan of Reorganization Pursuant to Chapter 11 of the Bankruptcy Code of Eagle Bulk Shipping Inc., incorporated by reference to Exhibit 2.1 to the Current Report on Form 8-K of Eagle Bulk Shipping Inc., filed with the Commission on September 26, 2014.

2.2

Debtor’s Prepackaged Plan of Reorganization Pursuant to Chapter 11 of the Bankruptcy Code of Eagle Bulk Shipping Inc., filed with the Bankruptcy Court on August 6, 2014, incorporated by reference to Exhibit 2.2 to the Current Report on Form 8-K of Eagle Bulk Shipping Inc., filed with the Commission on September 26, 2014.

4.1

Second Amended and Restated By-Laws of Eagle Bulk Shipping Inc., dated as of October 15, 2014, incorporated by reference to Exhibit 3.2 to the Report on Form 8-K of Eagle Bulk Shipping Inc., filed with the Commission on October 16, 2014; File No. 001-33831.

4.2

Third Amended and Restated Articles of Incorporation of Eagle Bulk Shipping Inc., dated as of August 4, 2016, incorporated by reference to Exhibit 3.1 to the Report on Form 8-K of Eagle Bulk Shipping Inc., filed with the Commission on August 4, 2016; File No. 001-33831.

4.3

Form of Specimen Stock Certificate of Eagle Bulk Shipping Inc., incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K of Eagle Bulk Shipping Inc., filed with the Commission on October 16, 2014.

4.4	Form of Specimen Preferred Stock Certificate. *

4.5	Form of Warrant Agreement. *

4.6

Warrant Agreement, dated as of October 15, 2014, between Eagle Bulk Shipping Inc. and Computershare Inc., as Warrant Agent, incorporated by reference to Exhibit 10.3 to the Current Report on Form 8-K of Eagle Bulk Shipping Inc., filed with the Commission on October 16, 2014.

4.7

Form of Specimen Warrant Certificate of Eagle Bulk Shipping Inc., incorporated by reference to Exhibit 4.2 to the Current Report on Form 8-K of Eagle Bulk Shipping Inc., filed with the Commission on October 16, 2014.

4.8	Form of Purchase Agreement. *

4.9	Form of Purchase Agreement Certificate. *

4.10	Form of Rights Agreement. *

4.11	Form of Unit Agreement. *

4.12

Amended and Restated Registration Rights Agreement, dated as of May 13, 2016, by and between Eagle Bulk Shipping Inc. and the Holders party thereto, incorporated by reference to Exhibit 10.1 to the Report on Form 8-K of Eagle Bulk Shipping Inc., filed with the Commission on May 17, 2016.

5.1	Opinion of Clyde & Co LLP, Marshall Islands counsel to Eagle Bulk Shipping Inc. **

5.2	Opinion of Akin Gump Strauss Hauer & Feld LLP, counsel to Eagle Bulk Shipping Inc. **

23.1	Consent of Clyde & Co LLP (included in Exhibit 5.1). **

23.2	Consent of Akin Gump Strauss Hauer & Feld LLP (included in Exhibit 5.2). **

23.4	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm. **

23.5	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm. **

23.6	Consent of Seward & Kissel LLP, United States tax counsel to Eagle Bulk Shipping Inc. **

24	Powers of Attorney (contained in signature page). **

* To be filed as an amendment or as an exhibit to a report filed pursuant to the Securities Exchange Act of 1934 and incorporated by reference into this registration statement.

** Filed herewith.